Exhibit 10.33

QUARK BIOTECH, INC.

AT WILL EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (THE “AGREEMENT”) by and between Quark Biotech, Inc., a California corporation (the “Company”), and Gavin Samuels (the Employee”),

1.                    Commencement Date. Employee’s at-will employment shall commence on March 1 2007 (the “Commencement Date”), according to the terms and conditions set forth herein.

2.                    Title. The Employee will serve as the company’s Senior Vice President Business Development and will report to the CEO

3.                    Duties. Employee will serve as the Company’s Senior Vice President Business Development and will primarily be responsible of business development or in such other capacity as the Company’s CEO may from time to time request.

4.                     During the term of this Agreement, Employee will devote all of his normal business time and attention to, and use his best efforts to advance, the business of the Company. Employee agrees not to engage actively in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the CEO (except President, Congregation Ohev Shalom; Treasurer, Jewish International Connection New York, Inc.) The Company and the Employee acknowledge and agree that any attempt by the Employee to engage in any other employment, occupation, or consulting activity other than for the Company, regardless of whether such activity is performed for remuneration, would materially affect the Employee’s ability to devote all of his attention and best efforts to advancing the business of the Company and that such activity would be in direct conflict with the essential business-related interests of the Company. Employee and the Company further acknowledge and agree that any attempt by the Employee to engage in any other employment, occupation, or consulting activity other than for the Company, regardless of whether such activity is performed for remuneration, would constitute a material and substantial disruption of the Company’s operations and, for this reason, Employee agrees that he shall not actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior written approval of the CEO.

653 Kaiser Drive, Fremont, California 94555 Tel: (510) 402-4020 Fax: (510) 402-4021 www.quarkbiotech.com

5.                    Compensation and Fringe Benefits. Employee shall be entitled to an initial annual salary of $200,000, which will be paid monthly in accordance with the Company’s normal payroll procedures. In addition, Employee will be entitled to take all Company holidays as paid time off and will accrue 16 business days vacation per year, with remuneration, which shall be coordinated with the vacation periods of other officers of the Company in a manner that will minimize disruption of the Company’s management efforts. As a full time employee, Employee will also be eligible to receive certain benefits including medical, dental, life/AD&D, short-term disability and long-term disability coverage and participation in the Company 401(k) plan. At present, the Company pays 80% of all medical and dental premiums and 100% of premiums for life, AD&D and short term and long-term disability coverage. The Company may modify job titles, salaries and benefits from time to time, as it deems necessary in its sole discretion.

6.                    Bonuses: Employee shall be entitled to General bonus to top executive Up to 20% of base salary annually. Employee shall be also entitled to Extra 10% annual bonus maximum, based on completed, significant business development transaction(s)

7.                    Stock Options. Upon commencement of the Employee’s employment, the Company shall submit for the Board’s approval the grant of an option for the purchase of 125,000 shares of Common Stock, at a price per share, as determined by the Company’s Board of Directors. Twenty-five Percent (25%) of the shares subject to the option shall vest 12 months after the date Employee’s vesting begins subject to continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest 1/48 per month over the next 36 months subject to continuing employment with the Company. The vesting schedule will be accelerated upon IPO of the Company; Forty Percent (40%) immediately upon IPO and the remaining shall vest monthly until 4 years of employment. This option grant shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment. In the event of Change in Control (as defined in the Company’s articles of incorporation), all outstanding granted stock options will become fully vested

8.                    Expenses. The Company will pay or reimburse Employee for home office expenses of flat $10,000 annually. In addition, other expenses, travel, entertainment etc. incurred by the Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder in accordance with the Company’s establish policies. For these expenses only Applicant shall furnish the Company with evidence of the incurrence of such expenses within a reasonable period of time from the date that they were incurred.

9.                    Confidential Information and Arbitration Agreement; Rescission at Company’s Option. As a condition of Employee’s employment, Applicant will be required to sign and comply with a Confidential Information, Inventions Assignment, and Arbitration Agreement (“Arbitration Agreement”), attached as Appendix B, which is expressly incorporated by reference herein. Employee shall execute the Arbitration Agreement and agrees to be bound by the document. If the Employee fails to execute the documents or submit the fully executed document to the Company by the beginning of the first day of the Employee’s employment with the Company, such failure may be deemed by the Company as an offer by the Employee to rescind this Agreement in its entirety, which rescission shall immediately and automatically be accepted by, and permanently discharge, the Company from all performance obligations hereunder. The parties agree that pursuant to the Arbitration Agreement that is Exhibit “B” hereto, all disputes relating to or arising out of this Agreement, and/or Employee’s employment with and/or separation from the Company shall be resolved by binding arbitration and both parties expressly agree to waive any right to have their dispute resolved by a jury.

10.             Termination Without Cause/Severance.

Employee’s employment with the Company is for no specified period and constitutes at-will employment. Therefore, either party may terminate the employment relationship, with or without cause, at any time during the Term hereof for any reason whatsoever by providing 4 months advance written notice.

(a)          If the Company terminates Employee’s employment without Cause as that terms is defined in Paragraph 9 of this Agreement Employee shall be entitled to a severance payment in the amount of one (1) month base salary and benefits in exchange for a fully executed General Release.

11.             Termination for Cause. The Company hereunder may terminate Employee’s employment at any time during the term of this Agreement for “Cause”. The term “Cause” is defined as any one or more of the following occurrences:

(a)          Employee’s conviction by, or entry of a plea of guilty or nolo contender in, a court of competent and final jurisdiction for any crime which constitutes a felony in the jurisdiction involved, which conviction or plea materially injures the Company; or

(b)         Employee’s commission of an act of fraud or misappropriation of funds or property, whether prior to or subsequent to the date hereof, upon the Company; or

(c)          Gross negligence by Employee in the scope of Employee’s employment resulting in a material injury to the Company, violation by Employee of any duty of loyalty to the Company resulting in a material injury to the Company, or any other misconduct on the part of Employee resulting in a material injury to the Company; or

(d)         Breach of the Arbitration Agreement; or

(e)          Failure to remain legally entitled to work in the United States; or

(f)            Commission of an intentional unlawful employment practice, such as sexual harassment

If Employee’s employment hereunder shall be terminated by the Company for Cause pursuant to this Section 9, this Agreement shall terminate as of the date of notice of termination and Employee shall then not be considered an employee of the Company for any purpose, and his salary and all other benefits shall cease upon the termination of his employment; provided, however, that the Company will comply with Section 200 of the Labor Code with respect to the payment of the Employee’s salary upon the termination of the Employee’s employment and shall provide Employee with the required COBRA notification.

9.                    Miscellaneous.

(a)          Arbitration. All disputes or controversies whether of law or fact of any nature whatsoever rising from or respecting this Agreement shall be decided by arbitration pursuant to the Arbitration Agreement attached as Appendix B.

(b)         Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to Employee, at 6536 Kaiser Drive Fremont, CA 94555 U.S.A., or at such other address as Employee shall have furnished to the Company in writing (including electronic mail address), or (b) if to the Company, at 6536 Kaiser Drive Fremont, CA 94555 U.S.A., attention Dr. Daniel Zurr, or to such other address as the Company shall have furnished to Employee in writing (including electronic mail address). Each such notice or communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally or sent by telegram, telefax (receipt confirmed), or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States Postal Services.

(c)          Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

(d)         Entire agreement. This Agreement, including all addenda and attachments hereto represents the entire agreement and understanding between the Company and Employee concerning Employee’s relationship with the Company.

(e)          No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, cancelled or discharged in writing signed by Employee and the Company. Notwithstanding anything in this Agreement to the contrary, any consent, waiver, amendment, modification or other agreement delivered by electronic mail shall be effective.

(f)            Governing Law. This Agreement shall be governed by the laws of the State of California.

(g)         Acknowledgment. Employee acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(h)         Survivability. Notwithstanding any other provision of this Agreement, the obligations, covenants and duties of the Company and Employee under the Arbitration Agreement and the Employment Confidential Information Invention Assignment Agreement shall survive any termination of this Agreement.

(i)             Eligibility for employment. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

QUARK BIOTECH, INC.		Gavin Samuels, MD

By:	/s/ Daniel Zurr	By:	/s/ Gavin Samuels

Name: Daniel Zurr, Ph. D

Title: President & CEO

Exhibit “B”

QUARK CONFIDENTIAL INFORMATION,

INVENTION ASSIGNMENT,

AND ARBITRATION AGREEMENT

As a condition of my employment with Quark Biotech, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:

1.  At-Will Employment. I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes “at-will” employment. I also understand that any representation to the contrary is unauthorized and not valid unless obtained in writing and signed by the Chief Executive Officer (CEO) of the Company. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice.

2.  Confidential Information.

(a)  Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly, in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

653 Kaiser Drive, Fremont, California 94555 Tel: (510) 402-4020 Fax: (510) 402-4021 www.quarkbiotech.com

(b) Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3.  Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit C, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder, or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”), except as provided in Section 3(f) below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such invention. I also agree that I will not use, disclose, reproduce, transfer or otherwise exploit any Company Inventions for any purpose other than for the benefit of the Company in the fulfillment of my duties during my employment with the Company.

(c) Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(e) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

(f) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit D). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and are not otherwise disclosed on Exhibit B.

4. Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity that conflicts with my obligations to the Company.

5.  Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to paragraph 3(d). In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit E.

6.  Notification of New Employer. In the event that I leave the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7.  Non-Solicitation. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or any customers, clients, or other entities to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees, customers, or clients of the Company, either for myself or for any other person or entity.

8.  Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit F hereto.

9.  Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

10.  Arbitration and Equitable Relief.

(a)  Arbitration. In consideration of my employment with Quark Biotech, Inc. (the “Company”), its promise to arbitrate all employment-related disputes and my receipt of the compensation, pay raises and other benefits paid to me by the Company, at present and in the future, I agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from my employment with the Company or the termination of my employment with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the arbitration rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which I agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the

Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. I further understand that this Agreement to arbitrate also applies to any disputes that the Company may have with me.

(b)  Procedure. I agree that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. I agree that any arbitration under this section shall be conducted in Alameda Country, California. The arbitration proceedings will allow for discovery according to the AAA National Rules for the Resolution of Employment Disputes, or the Rules. I agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. I agree that the arbitrator shall issue a written decision on the merits. I also agree that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. I understand the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that I shall pay the first $200.00 of any filling fees associated with any arbitration I initiate. I agree that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

(c)  Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between me and the Company. Accordingly, except as provided for by the Rules, neither I nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d)  Availability of injunctive relief. In accordance with Rule 1281.8 of the California Code of Civil Procedure, I agree that any party may also petition the court for injunctive relief where either party alleges or claims a violation of the Employment, Confidential Information, Invention Assignment Agreement between me and the Company or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys fees.

(e)  Administrative relief. I understand that this Agreement does not prohibit me from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the Workers’ Compensation Board. This Agreement does, however, preclude me from pursuing court action regarding any such claim.

(f)  Voluntary nature of agreement. I acknowledge and agree that I am executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. I further acknowledge and agree that I have carefully read this Agreement and that I have asked any questions needed for me to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that I AM WAIVING MY RIGHT TO A JURY TRIAL. Finally, I agree that I have been provided an opportunity to seek the advice of an attorney of my choice before signing this Agreement.

11.  General Provisions.

(a)  Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California. I hereby expressly consent to the personal and exclusive jurisdiction of, and venue in, the state and federal courts located in California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

(b)  Entire Agreement. This Addendum, and the Agreement to which it is an Addendum, constitutes the entire agreement and understanding between the Parties concerning the subject matter of this Agreement and all prior representations, understandings, and agreements concerning the subject matter of this Agreement have been merged into this Agreement.

(c)  Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d)  Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

Date:	02/21/2007

/s/ Gavin Samuels
Signature

Gavin Samuels
TYPE NAME

Witness:	/s/ ILLEGIBLE

Exhibit C

List of prior inventions
and original works of authorship

Title	Date	Identifying Number or Brief Description

☒           No inventions or improvements

☐            Additional Sheets Attached

By:	/s/ Gavin Samuels
Type Name

Date:	02/21/2007

653 Kaiser Drive, Fremont, California 94555 Tel: (510) 402-4020 Fax: (510) 402-4021 www.quarkbiotech.com

Exhibit D

CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME – EXEMPTION FROM AGREEMENT

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

653 Kaiser Drive, Fremont, California 94555 Tel: (510) 402-4020 Fax: (510) 402-4021 www.quarkbiotech.com

Exhibit E

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Quark Biotech, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Employment, Confidential Information, Invention Assignment and Arbitration Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from this date, I will not hire any employees of the Company and I will not solicit, induce, recruit or encourage any of the Company’s employees to leave their employment.

Date:

By:

TYPE NAME

653 Kaiser Drive, Fremont, California 94555 Tel: (510) 402-4020 Fax: (510) 402-4021 www.quarkbiotech.com

Exhibit F

CONFLICT OF INTEREST GUIDELINES

It is the policy of Quark to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.

1.             Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Employment, Confidential Information, Invention Assignment and Arbitration Agreement elaborates on this principle and is a binding agreement.)

2.             Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3.             Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4.             Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5.             Initiating or approving any form of personal or social harassment of employees.

6.             Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7.             Borrowing from or lending to employees, customers or suppliers.

8.             Acquiring real estate of interest to the Company.

9.             Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

653 Kaiser Drive, Fremont, California 94555 Tel: (510) 402-4020 Fax: (510) 402-4021 www.quarkbiotech.com

10.           Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11.           Making any unlawful agreement with distributors with respect to prices.

12.           Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13.           Engaging in any conduct which is not in the best interest of the Company. Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.

653 Kaiser Drive, Fremont, California 94555 Tel: (510) 402-4020 Fax: (510) 402-4021 www.quarkbiotech.com